EXHIBIT 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Chief Credit Officer to Retire

INDIANA, Pa., April 11, 2016 -- First Commonwealth Financial Corporation (NYSE: FCF) today announced that I. Robert “Bob” Emmerich will retire as Executive Vice President and Chief Credit Officer of First Commonwealth Bank at the end of 2016 after nearly 40 years of service in the banking industry. Mr. Emmerich, age 65, has served as Chief Credit Officer of First Commonwealth Bank since 2009. “Bob played an integral role in the rebuilding of our credit function and was the catalyst in our credit turnaround,” stated T. Michael Price, President and CEO of First Commonwealth Financial Corporation. “I am ever grateful for the selfless commitment Bob has made to our organization and I wish him all the best as he enters this new chapter in his life.”
Prior to joining First Commonwealth, Mr. Emmerich was retired from a 31-year career at a large regional bank, where he most recently served as Executive Vice President and Chief Credit Officer for Consumer Lending. Mr. Emmerich notified the company that he intends to continue in his position through the end of 2016.
In the meantime, the Company expects to conduct a search for a successor and will give consideration to potential candidates, both internal and external.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with $6.6 billion in total assets and 110 banking offices in 17 counties throughout western and central Pennsylvania and central Ohio, and a Corporate Banking Center in northeast Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.
Investor Relations Contact
Ryan M. Thomas, VP / Finance & Investor Relations
Phone: 724-463-1690
E-mail: RThomas1@fcbanking.com

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